Exhibit 99.1

Sovran Self Storage Reports First Quarter 2010 Results, Ups Guidance and Announces New Head of Revenue Management

BUFFALO, N.Y.--(BUSINESS WIRE)--May 5, 2010--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2010.

Net income available to common shareholders for the first quarter of 2010 was $7.4 million or $.27 per diluted share. Net income available to common shareholders for the same period in 2009 was $7.6 million or $.35 per diluted share. Funds from operations for the quarter were $.60 per fully diluted common share. A slight decline in operating income coupled with the impact of the Company’s four million share offering contributed to the decline in per share results.

OPERATIONS:

Total Company net operating income for the first quarter declined 2.7% compared with the same quarter in 2009 to $29.7 million. Overall average occupancy for the quarter was 79.0% and average rent per square foot for the portfolio was $10.36.

Revenues for the 353 stores owned by the Company for the entire quarter decreased by 1.3% from those of the first quarter of 2009, the result of a 40 basis point drop in occupancy and a 10 basis point drop in rates, offset by a strong increase in other income.

“In many markets, we are gaining some pricing power by channeling a higher level of inquiries into stronger asking rates and decreased incentives,” noted Kenneth Myszka, President and COO. “Pricing continues to be a function of demand at the specific store and unit level, and it varies greatly from market to market and store to store. We continue to gauge the sensitivity of these conditions in our efforts to optimize realized revenue.”

Toward that end, the Company announced the appointment of David W. Paolini to Vice President in charge of Revenue Management. Paolini has over 25 years experience with the Company and in the industry, and has been pivotal in the development of the existing Revenue Management Systems. He holds a Masters in Economics from the State University of New York at Buffalo.

“Dave’s knowledge of financial analysis and technology makes him a natural fit for this position,” said Myszka. “We believe he is the perfect person to head up this team as we seek to improve the performance and efficiency of our current pricing strategies while developing a more exacting approach to our overall Revenue Management model.”

Same store operating expenses increased by a total of 1.1% primarily the result of a 3.8% increase in property taxes. Almost all other operating expense categories remained at 2009’s rather suppressed levels.

General and administrative expenses grew by almost $750,000 over the same period in 2009, primarily due to increased income taxes associated with operations of the Company’s taxable REIT subsidiary and marketing and internet advertising costs.

During the quarter, revenue growth was seen at the Company’s Georgia, Maryland, and Michigan stores, while stores in Florida, Louisiana, and Texas (primarily the Houston market area) showed revenue declines.

PROPERTIES:

The Company did not acquire any properties during the quarter for its own portfolio or for that of the Joint Venture. The Company sold two stores located in Holland, Michigan, thereby exiting that market. The stores sold for $2.4 million. While the transaction took place in April, the impact of the sale is reported in the first quarter.

The Company has also entered into a contract to sell a total of eight additional properties – three in Jacksonville, NC; two each in Augusta and Macon, GA; and one in Dansville, VA. The properties total approximately 439,000 square feet of rental space and the combined purchase price is $22.1 million.

Robert Attea, the Company’s Chairman and CEO, commented, “We feel this is an opportune time in the cycle to prune our portfolio of those stores that have matured or otherwise don’t fit into our overall footprint. We look forward to deploying the proceeds in markets more closely aligned with our longer term objectives.”

The Company has re-embarked on its program of expanding and enhancing its properties. Up to 20 projects providing approximately 500,000 square feet of additional and/or improved space to existing stores will be undertaken in 2010 at an estimated cost of $20 million.

CAPITAL TRANSACTIONS:

At March 31, 2010, the Company had $400 million of unsecured term note debt and $80.6 million of mortgage debt outstanding. The Company has no significant debt maturities until mid-2012.

Illustrated below are key financial ratios at March 31, 2010:

  Debt to Enterprise Value (at $36.00/share) 32.3%
  Debt to Book Cost of Storage Facilities 34.7%
  Debt to EBITDA Ratio 4.9x
  Debt Service Coverage 3.1x

YEAR 2010 EARNINGS GUIDANCE:

While consumer demand appears to be improving moderately in many of its markets, the Company expects conditions to remain competitive and anticipates the continuation of leasing incentives as well as increased advertising. Accordingly, a decline in same store revenue of 0% to 1% is projected from that of 2009. It is expected that the first and second quarters will show the steepest declines, with the latter half of 2010 performing a bit stronger. Property operating costs are projected to increase by 2% to 3%, including an expected 6% increase in property taxes. Accordingly, the Company is anticipating a decline of 2% to 3% in same store net operating income for 2010.

The Company has identified some 20 properties at which it plans to add or improve approximately 500,000 square feet of storage space during 2010 at an estimated cost of $20 million. The Company also has budgeted $12 million to provide for recurring capitalized expenditures, including roofing, painting, paving, and office renovations.

The Company is selectively evaluating acquisition opportunities, but at present has no properties under contract and expects to remain prudent while the property market remains unsettled. It has negotiated the sale of eight of its non-core stores (in addition to the two sold in April). The Company has considered the disposition of these ten stores in projecting FFO results for 2010.

General and administrative expenses are expected to increase by 3% as the Company plans to expand its internet marketing presence.

At March 31, 2010, all of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

At March 31, 2010, the Company had 27.6 million shares of common stock outstanding and .38 million Operating Partnership Units outstanding.

As a result of somewhat improved projected operating results, offset by the dilutive impact of the sale of 10 stores, management expects funds from operations for the full year 2010 to be approximately $2.44 to $2.48 per share, and between $0.60 and $0.62 for the second quarter of 2010.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 6, 2010. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international), at least five minutes prior to the scheduled start of the call. Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast at www.unclebobs.com/company/investment/events.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering pass codes 286/348165.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 379 self storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at 716.633.1850 or visit the Company’s Web site.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2010	2009
Assets
Investment in storage facilities:
Land	$237,233	$237,233
Building, equipment and construction in progress	1,148,589	1,146,169
	1,385,822	1,383,402
Less: accumulated depreciation	(252,336)	(244,035)
Investment in storage facilities, net	1,133,486	1,139,367
Cash and cash equivalents	7,365	10,710
Accounts receivable	1,846	2,401
Receivable from joint ventures	210	173
Investment in joint ventures	19,839	19,944
Prepaid expenses	5,869	4,220
Other assets	5,082	5,314
Net assets of discontinued operations	2,438	3,047
Total Assets	$1,176,135	$1,185,176

Liabilities
Line of credit	$-	$-
Term notes	400,000	400,000
Accounts payable and accrued liabilities	19,040	22,338
Deferred revenue	5,240	5,036
Fair value of interest rate swap agreements	11,953	11,524
Mortgages payable	80,648	81,219
Total Liabilities	516,881	520,117

Noncontrolling redeemable Operating Partnership Units at redemption value	13,419	15,005

Equity
Common stock	287	287
Additional paid-in capital	815,600	814,988
Accumulated deficit	(144,085)	(139,863)
Accumulated other comprehensive loss	(11,874)	(11,265)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	632,753	636,972
Noncontrolling interest - consolidated joint venture	13,082	13,082
Total Equity	645,835	650,054
Total Liabilities and Equity	$1,176,135	$1,185,176

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2010	January 1, 2009
	to	to
(dollars in thousands, except share data)	March 31, 2010	March 31, 2009

Revenues
Rental income	$46,176	$46,837
Other operating income	1,658	1,556
Management and acquisition fee income	312	311
Total operating revenues	48,146	48,704

Expenses
Property operations and maintenance	13,194	13,134
Real estate taxes	5,253	5,048
General and administrative	5,139	4,387
Depreciation and amortization	8,332	8,224
Amortization of in-place customer leases	-	145
Total operating expenses	31,918	30,938

Income from operations	16,228	17,766

Other income (expense)
Interest expense (including amortization of financing fees
of $258 in 2010 and $315 in 2009)	(7,878)	(9,979)
Interest income	20	33
Equity in income of joint ventures	70	30

Income from continuing operations	8,440	7,850
(Loss) income from discontinued operations, including a loss on sale of 580 in 2010	(552)	270
Net income	7,888	8,120
Net income attributable to noncontrolling interests	(461)	(485)
Net income attributable to common shareholders	$7,427	$7,635

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.29	$0.34
Discontinued operations	(0.02)	0.01
Earnings per common share - basic	$0.27	$0.35

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.29	$0.34
Discontinued operations	(0.02)	0.01
Earnings per common share - diluted	$0.27	$0.35

Common shares used in basic
earnings per share calculation	27,445,101	21,969,065

Common shares used in diluted
earnings per share calculation	27,479,148	21,972,360

Dividends declared per common share	$0.4500	$0.6400

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	January 1, 2010	January 1, 2009
	to	to
(dollars in thousands, except share data)	March 31, 2010	March 31, 2009

Net income attributable to common shareholders	$7,427	$7,635
Net income attributable to noncontrolling interests	461	485
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	8,332	8,369
Depreciation of real estate included in discontinued operations	31	172
Depreciation and amortization from unconsolidated joint ventures	194	208
Loss on sale of real estate	580	-
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(248)	(309)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(340)	(340)
Funds from operations available to common
shareholders	16,437	16,220
FFO per share - diluted	$0.60	$0.74

Common shares - diluted	27,479,148	21,972,360

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2)	January 1, 2010	January 1, 2009
	to	to	Percentage
(dollars in thousands)	March 31, 2010	March 31, 2009	Change

Revenues:
Rental income	$46,148	$46,837	-1.5%
Other operating income	1,572	1,491	5.4%
Total operating revenues	47,720	48,328	-1.3%

Expenses:
Property operations and maintenance	13,119	13,111	0.1%
Real estate taxes	5,239	5,047	3.8%
Total operating expenses	18,358	18,158	1.1%

Operating income	$29,362	$30,170	-2.7%

(2) Includes the 353 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint venture stores managed by the Company.

Same Store Revenues by State (2)	January 1, 2010	January 1, 2009
	to	to	Percentage
(dollars in thousands)	March 31, 2010	March 31, 2009	Change

Alabama	2,575	2,540	1.4%
Arizona	1,190	1,202	-1.0%
Connecticut	977	1,055	-7.4%
Florida	7,135	7,465	-4.4%
Georgia	3,137	3,049	2.9%
Louisiana	1,916	1,991	-3.8%
Maine	251	265	-5.3%
Maryland	523	470	11.3%
Massachusetts	1,697	1,654	2.6%
Michigan	444	415	7.0%
Mississippi	1,792	1,754	2.2%
Missouri	1,044	1,030	1.4%
New Hampshire	547	518	5.6%
New York	4,372	4,385	-0.3%
North Carolina	1,407	1,427	-1.4%
Ohio	2,126	2,124	0.1%
Pennsylvania	425	437	-2.7%
Rhode Island	441	441	0.0%
South Carolina	872	893	-2.4%
Tennessee	521	489	6.5%
Texas	12,094	12,522	-3.4%
Virginia	2,234	2,202	1.5%

Total same store	$47,720	$48,328	-1.3%

OTHER DATA	Same Store (2)		All Stores (3)
	2010	2009	2010	2009

Weighted average quarterly occupancy	79.2%	79.6%	79.0%	79.5%

Occupancy at March 31	79.0%	79.2%	78.8%	79.0%

Rent per occupied square foot	$10.39	$10.48	$10.36	$10.46

(3) Does not include 25 unconsolidated joint venture stores managed by the Company

The following summarizes activity in storage facilities during the three months ended March 31, 2010:

Beginning balance	$1,383,402
Property acquisitions	-
Improvements and equipment additions:
Expansions	2,320
Roofing, paving, painting, and equipment:
Stabilized stores	1,703
Recently acquired and consolidated joint venture stores	113
Change in construction in progress (Total CIP $8.2 million)	(1,678)
Dispositions	(38)
Storage facilities at cost at period end	$1,385,822

	March 31, 2010	March 31, 2009

Common shares outstanding at March 31	27,566,605	22,086,901
Operating Partnership Units outstanding at March 31	384,952	419,952

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
or
Diane Piegza, VP Corporate Communications
716-633-1850